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                                                                     Exhibit 5.1



                     [Letterhead of Dorsey & Whitney LLP]



                               October 15, 1996


Medical Graphics Corporation
350 Oak Grove Parkway
St. Paul, Minnesota 55127-8599

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-8 that you intend to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering an additional 100,000 shares of Common Stock, $.05 par value, of Medical Graphics Corporation, a Minnesota corporation (the "Company"), to be issued pursuant to the 1987 Option Plan; 10,000 shares of Common Stock, $.05 par value, of the Company, to be issued pursuant to a Restricted Stock Award Agreement between the Company and Eric W. Sivertson, dated May 30, 1996; and 130,000 shares of Common Stock, $.05 par value, to be issued pursuant to the Medical Graphics Corporation Non-Incentive Stock Option Agreement between the Company and Eric W. Sivertson, dated January 10, 1996.

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinion set forth below.

     In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       DORSEY & WHITNEY LLP


JTK